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                                                                    EXHIBIT 99.0


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                       Twelve Months Ended March 31, 1997
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                                   (Unaudited)

                             (Dollars in Thousands)

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FIXED CHARGES:

  Interest Expense ................................................     $ 32,345
  Amortization of Debt Premium, Discount and Expense ..............          284
  Interest Component of Rentals ...................................           64
                                                                        --------
               Total Fixed Charges ................................     $ 32,693
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EARNINGS:
  Net Income.......................................................     $ 72,910
     Add:
       Income Taxes Applicable to Operating Income ................       41,680
       Income Taxes Applicable to Other Income (Loss) - Net .......          887
       Total Fixed Charges ........................................       32,693
                                                                        --------
     Total Earnings ...............................................     $148,170
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     Ratio of Earnings to Fixed Charges ...........................          4.5
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